Exhibit 3.1.14

RESTATED

CERTIFICATE OF INCORPORATION

OF

EDERA INC.

Under Section 807 of the Business Corporation Law

Edera Inc., a New York corporation (the “Corporation”), does hereby certify as follow:

1.              The name of the Corporation is Edera Inc.

2.              The original Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) was filed with the Secretary of State of the State of New York on March 16, 1990.

3.              Pursuant to Section 807 of the New York Business Corporation Law (the “NYBCL”), as unanimously approved and adopted by a vote of the Board of Directors of the Corporation and approved and adopted by a vote of the sole shareholder of the Corporation in accordance with Section 803 of the NYBCL:  (i) Article Second of the Certificate of Incorporation, relating to the purposes of the Corporation, is hereby amended; (ii) Article Fifth, Seventh and Ninth of the Certificate of Incorporation are hereby removed; (iii) Article Sixth of the Certificate of Incorporation, relating to the address for service of process, is hereby amended and renumbered as a result of clause (ii) above; (iv) new Articles (Sixth and Seventh) relating to the registered agent of the Corporation and the duration of the Corporation, respectively, are hereby inserted in the Certificate of Incorporation; (v) Article Eighth of the Certificate of Incorporation, relating to the personal liability of directors, is hereby amended; and (vi) new Articles (Ninth, Tenth, Eleventh and Twelfth), relating to indemnification, written consent of the stockholders, powers of the board of directors and amendments to the Restated Certificate of Incorporation, respectively, are hereby inserted in the Certificate of Incorporation. The text of the Certificate of Incorporation is hereby restated, as amended, to read as herein set forth in full:

First:  The name of the Corporation is Edera Inc.

Second:  The purpose or purposes for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the New York Business Corporation Law (the “NYBCL”).  The Corporation is not formed to engage in any act or activity requiring consent or approval of any state official, department, board, agency or other body without such consent or approval being first obtained.

Third:  The office of the Corporation is located in the county of New York, State of New York.

Fourth:  The total number of shares of stock that the Corporation shall have authority to issue is two hundred (200) shares of Common Stock, with no par value.

Fifth:  The Secretary of State of the State of New York is designated as the agent of the Corporation upon whom process in any action or proceeding against the Corporation may be served.  The address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is: CT Corporation System, 111 8th Avenue, New York, New York 10011.

Sixth: The registered agent of the Corporation upon whom service of process in any action or proceeding against the Corporation may be served is: CT Corporation System, 111 8th Avenue, New York, New York 10011.

Seventh:  The Corporation shall have a perpetual existence.

Eighth:  A director of the Corporation shall not be personally liable to the Corporation or its stockholders for damages for breach of duty as a director; provided, that this Article shall not eliminate or limit the liability of any director of the Corporation if a judgment or other final adjudication adverse to him or her establishes (i) that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, (ii) that he or she personally gained in fact a financial profit or other advantage to which such director was not legally entitled or (iii) that his or her acts violated Section 719 of the NYBCL.  If the NYBCL hereafter is amended to authorize the further elimination or limitation of the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended NYBCL.  Any repeal or modification of this Article by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

Ninth:  The corporation shall, to the fullest extent permitted by permitted Article 7 of the NYBCL, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Article from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Article, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any person may be entitled under any Bylaw, resolution of shareholders; resolution of directors, agreement, or otherwise, as permitted by said Article, as to action in any capacity in which he or she served at the request of the Corporation.

Tenth:  Any action to be taken by the stockholders by vote may be taken without a meeting on written consent, setting forth the action so taken, signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Eleventh:  All of the powers of the Corporation, insofar as the same may be lawfully vested by this Restated Certificate of Incorporation in the Board of Directors of the Corporation, are hereby conferred upon the Board of Directors of the Corporation.

In furtherance and not in limitation of the foregoing provisions of this Article, and for the purpose of the orderly management of the business and the conduct of the affairs of the Corporation, the Board of Directors of the Corporation shall have the power to adopt, amend or repeal from time to time the Bylaws of the Corporation, subject to the right of the stockholders of the Corporation entitled to vote thereon to adopt, amend or repeal Bylaws of the Corporation.

Twelfth:  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be duly executed this        day of March, 2015.

By:	/s/ LAURA ANN SMITH
Name:	Laura Ann Smith
Title:	Vice President and Assistant Secretary

RESTATED CERTIFICATE OF INCORPORATION

OF

EDERA INC.

UNDER SECTION 807 OF THE BUSINESS CORPORATION LAW

Filed by:

Fairie Heath

(Name)

6380 Rogerdale Rd

(Mailing address)

Houston, TX 77072

(City, State and ZIP code)